Exhibit 5.1

May 22, 2015

Western Refining Logistics, LP

123 W. Mills Avenue

El Paso, Texas 79901

Ladies and Gentlemen:

We have acted as counsel to Western Refining Logistics, LP, a Delaware limited partnership (the “Partnership”), with respect to the preparation of the Registration Statement on Form S-4 (the “Registration Statement”) filed on the date hereof by the Partnership, WNRL Finance Corp., a Delaware corporation and wholly owned subsidiary of the Partnership (“WNRL Finance” and together with the Partnership, the “Issuers”), WNRL Energy GP, LLC, a Delaware limited liability company and wholly owned subsidiary of the Partnership (“WNRL Energy GP”), WNRL Energy, LLC, a Delaware limited liability company and wholly owned subsidiary of the Partnership (“WNRL Energy”), Western Refining Wholesale, LLC, a Delaware limited liability company and wholly owned subsidiary of the Partnership (“WRW”), Western Refining Product Transport, LLC, a Delaware limited liability company and wholly owned subsidiary of the Partnership (“WRPT”), Western Refining Terminals, LLC, a Delaware limited liability company and wholly owned subsidiary of the Partnership (“WRT” and together with WNRL Energy GP, WNRL Energy, WRW and WRPT, the “Delaware Guarantors”) and Western Refining Pipeline, LLC, a New Mexico limited liability company and wholly owned subsidiary of the Partnership (the “New Mexico Guarantor” and together with the Delaware Guarantors, the “Guarantors”) with the Securities and Exchange Commission (the “Commission”) in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of (1) the offer and exchange (the “Exchange Offer”) by the Issuers of $300,000,000 aggregate principal amount of 7 1⁄2% Senior Notes due 2023 (the “Old Notes”) for a new series of notes in like principal amount and bearing substantially identical terms (the “New Notes”) and (2) guarantees of the New Notes by the Guarantors (the “Guarantees”).

The Old Notes were issued, and the New Notes will be issued, under an Indenture, dated as of February 11, 2015, by and among the Issuers, the Guarantors and U.S Bank National Association, as Trustee (as it may be amended from time to time, the “Indenture”). The Exchange Offer will be conducted on such terms and conditions as are set forth in the prospectus contained in the Registration Statement to which this opinion letter is an exhibit.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Indenture, (iii) the opinion of Rodey, Dickason, Sloan, Akin & Robb, P.A., special counsel to the New Mexico Guarantor with respect to the State of

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New Mexico, dated May 22, 2015, provided in connection with the filing of the Registration Statement, (iv) such other certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinion expressed below. In connection with rendering the opinions set forth below, we have assumed (a) that all signatures contained in all documents examined by us are genuine, (b) that all information contained in all documents reviewed by us is true and correct, (c) the legal capacity of natural persons, (d) that the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and (e) the New Notes will be issued and sold in compliance with applicable federal and state securities laws and in the manner described in the Registration Statement.

Based on the foregoing, we are of the opinion that, when the New Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture, (i) such New Notes will be legally issued and will constitute valid and binding obligations of the Issuers, enforceable against the Issuers in accordance with their terms, and (ii) the Guarantees will constitute valid and binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms, except in each case under such clauses (i) and (ii) as such enforcement is subject to any applicable bankruptcy, insolvency, reorganization or other law relating to or affecting creditors’ rights generally and general principles of equity.

We express no opinion concerning (i) the validity or enforceability of any provisions contained in the Indenture that purport to waive or not give effect to the rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived under applicable law or (ii) the enforceability of indemnification provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws.

The foregoing opinion is limited in all respects to the federal laws of the United States of America, the Delaware Revised Uniform Limited Partnership Act, the Delaware Limited Liability Company Act, the Delaware General Corporation Law (including the applicable portions of the Delaware Constitution and the reported judicial decisions interpreting these laws), and the laws of the State of New York. With respect to the laws of state of New Mexico, the opinions expressed herein are subject to the same qualifications, assumptions and limitations as are set forth in the opinion given by counsel Rodey, Dickason, Sloan, Akin & Robb, P.A., which is filed as Exhibit 5.2 to the Registration Statement. We express no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

We hereby consent to the references to our firm under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement and to the filing of this opinion letter as an exhibit to the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

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Very truly yours,

/s/ Vinson & Elkins L.L.P.